NEWS RELEASE

FOR RELEASE 6/4/19	MEDIA CONTACT: Robyn Young
Chief Marketing Officer
(602) 346-7352

INVESTORS CONTACT: Dale Gibbons
Chief Financial Officer
(602) 952-5476

Western Alliance Bancorporation Authorizes Initiation of Regular Quarterly Dividend Commencing in Third Quarter 2019

PHOENIX--Western Alliance Bancorporation (the “Company”, NYSE: WAL) today announced its Board of Directors authorized the initiation of regular quarterly dividends, beginning in the third quarter of 2019. At the board meeting associated with the Company’s Annual Meeting of Shareholders, the Board approved a 25 cent per share quarterly dividend to be initially declared at its next meeting on July 30, 2019, with the record and payment dates expected to occur in August.

“I am pleased to announce the Board’s decision to authorize a quarterly dividend for our shareholders,” commented Robert Sarver, Executive Chairman. “The dividend demonstrates our continued confidence in the Company’s performance outlook, including loan and deposit growth, interest margin, asset quality, operating efficiency and earnings per share. Western Alliance will continue to focus on generating quality loan and deposit growth, reinvesting earnings in our Company to support our sustained development, and pursuing opportunistic mergers and acquisitions.”
Kenneth Vecchione, Chief Executive Officer, added, “Given the continued success of our strategic approach to our business, the Company consistently creates more capital than needed to support our strong growth and is building a sound financial capital base which allows us to remain flexible and agile. Issuing a dividend will be another arrow in the capital quiver of providing superior total shareholder return without curtailing growth capital and will reward investors with recurring cash flow for stock ownership.”
The Company has reported a return on common equity in excess of 20% compared to its three-year balance sheet growth of approximately 16%. As a result of capital growth exceeding balance sheet growth, the dividend should not curtail the Company’s strong growth prospects. Vecchione further commented, “The Company’s second quarter performance remains solid and consistent with guidance given during the first quarter 2019 earnings call. At 25 cents per share per quarter, Western Alliance has the appropriate capital levels to implement CECL, complete the execution of our share repurchase plan, and maintain a capital buffer to absorb potential economic volatility. The Company’s tangible common equity ratio is expected to remain near industry-leading levels, as return on TCE remains in the top decile of peer institutions.”
At 25 cents, the Company’s dividend would have represented a payout ratio of 21.6% of the $1.16 earnings per share the Company earned in the first quarter of 2019, aggregating to $26 million per quarter. At a share price of $43.70, the yield is 2.3%, slightly above the S&P 500 dividend yield of 2.0%. The Company expects that dividend initiation will enable income funds to participate in ownership of WAL shares, if desired.

In addition, the Company continues to return capital to its shareholders through its share repurchase program. Second quarter to date, the Company has repurchased 792,688 shares at an average price of $42.82 for a total of $33.9 million, bringing total repurchases since the third quarter of 2018 to 2.6 million shares or 2.5% of the then shares outstanding. As of June 4, 2019, the Company has $142.5 million remaining of its original $250 million buyback authorization.
About Western Alliance Bancorporation
With more than $20 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. Western Alliance is ranked #1 regional bank by S&P Global Market Intelligence for 2018 and in the top 10 on the Forbes “Best Banks in America” list for four consecutive years, 2016-2019. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their growth ambitions with local teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. A national presence with a regional footprint, Western Alliance Bank operates individually branded, full-service banking divisions and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Forward Looking Statements

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, and future economic performance and dividends. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies, or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend to have and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.

###